Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Third Quarter 2015 Results

NEW YORK, NY, November 16, 2015-- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the third quarter ended September 30, 2015.

Third Quarter Highlights:

●	Net loss of $20.4 million or $0.54 per share for the Company, compared with net loss of $45.9 million, or $2.39 per share for the comparable quarter of 2014.
●	Net revenues of $29.1 million, compared to $29.8 million for the comparable quarter in 2014.
●	Fleet utilization rate of 98.0%.
●

As previously reported, the Company entered into an Amendatory Agreement with its lenders under which the lenders have agreed to, among other things, defer the compliance with the minimum interest coverage ratio covenant from December 31, 2015, to December 31, 2016.

●	Elected to bring in-house the technical management of the 11 vessels, which had been previously outsourced to a third-party.

Subsequent Events:

Subsequent to the close of the third quarter, the Company took the following additional actions:

●	Announced key additions to the Company’s senior commercial and technical teams:
o	Bo Westergaard Jensen as Chief Commercial Officer, with responsibility for all Chartering and Operations activities worldwide;
o	Per Moelris as Head of Technical Management, with responsibility for the Company’s owned fleet of 44 vessels; and,
o	Jonathan Dowsett as Senior Fleet Performance Manager, with responsibility for a newly-created business unit, Performance Management and Optimization.
●

Entered into a new commercial lease agreement for office space in Stamford, Connecticut and simultaneous entered into a lease termination agreement for its New York office space effective on March 31, 2016.

Gary Vogel, Eagle Bulk’s Chief Executive Officer, stated, “Eagle’s third quarter financial results are reflective of the currently-weak drybulk market.  As such, and given the muted near-term outlook, we will remain focused on maintaining a healthy balance sheet in order to provide for stability in the short-term and flexibility in the future.

“Notwithstanding the current freight environment, we are now well into the early stages of a fundamental effort to redefine the Company. This includes actively working to create a world-class commercial and technical operating platform with the objective to deliver premium value and results around our assets.  The new hires we announced today are central to this effort.  More generally, we are excited by the positive changes underway, and are confident that these measures – undertaken with purpose and resolve -- will help position Eagle Bulk to capitalize and grow from the opportunities ahead.”

Results of Operations for the three-month periods ended September 30, 2015 and 2014

For the third quarter of 2015, the Company reported net loss of $20,376,620 or $0.54 per share, based on a weighted average of 37,639,352 diluted shares outstanding. In the comparable second quarter of 2014, the Company reported a net loss of $45,857,654 or $2.39 per share, based on a weighted average of 19,172,717 diluted shares outstanding.

Gross time and voyage charter revenues in the quarter ended September 30, 2015 were $30,612,503, compared with $31,381,634 recorded in the comparable quarter in 2014. The decrease in revenue was attributable to reduced available days due to drydocking of an increased number of vessels and the sale of one vessel, the Kite, in the quarter ended June 30, 2015. Brokerage commissions incurred on revenues earned in the quarters ended September 30, 2015 and 2014 were $1,485,021 and $1,535,596, respectively. Net revenues during the quarters ended September 30, 2015 and 2014, were $29,127,482 and $29,846,038, respectively.

Total operating expenses for the Company in the quarter ended September 30, 2015 were $46,135,325 compared with $56,081,682 recorded for the Company in the comparable quarter 2014. The decrease in operating expenses resulted primarily from a reduction in the Depreciation expense of $8,326,900 due to lower vessel valuation upon adoption of Fresh-Start Accounting, lower General and Administrative expenses by $2,146,088 due to lower allowance for bad debts offset by charter hire expense of $1,248,649.

Results of Operations for the nine-month periods ended September 30, 2015 and 2014

For the nine months ended September 30, 2015, the Company reported net loss of $68,551,984 or $1.82 per share, based on a weighted average of 37,602,316 diluted shares outstanding. In the comparable period of 2014, the Company reported a net loss of $113,107,599 or $6.36 per share, based on a weighted average of 17,785,290 diluted shares outstanding.

 Gross time and voyage charter revenues in the nine-month period ended September 30, 2015 were $82,177,331, compared with $123,436,530 recorded in the comparable period in 2014. The decrease in revenue is attributable to lower charter rates earned by the fleet, reduced available days due to drydocking of an increased number of vessels and the sale of one vessel, the Kite in the quarter ended June 30, 2015. Brokerage commissions incurred on revenues earned in the nine-month periods ended September 30, 2015 and 2014 were $4,061,311 and $5,415,042, respectively. Net revenues during the nine-month periods ended September 30, 2015 and 2014, were $78,116,020 and $118,021,488, respectively.

Total operating expenses for the Company for the nine months ended September 30, 2015 were $136,985,400 compared with $155,186,545 recorded for the Company in the comparable period in 2014. The decrease in operating expenses resulted primarily from a reduction in the Depreciation expense of approximately $25,302,988 due to lower vessel valuation upon adoption of Fresh-Start Accounting , offset by higher charter hire expense $3,697,745, loss on sale of the Kite $5,696,675 and higher general and administrative expenses primarily due to increase in non-cash compensation expense and adviser’s fees.

Liquidity and Capital Resources

Net cash used in operating activities during the nine-month period ended September 30, 2015 was $29,809,434, compared with $11,094,580 during the corresponding nine-month period ended September 30, 2014. The increase is primarily due to lower charter rates on time charter renewals.

Net cash provided by investing activities during the nine-month period ended September 30, 2015 was $9,621,753, compared with net cash used in investing activities of $340,286 during the corresponding nine-month period ended September 30, 2014. The increase is due to proceeds of $4,235,542 from the sale of the Kite vessel and proceeds of $6,906,190 from the sale of KLC shares offset by higher expenditures on vessel improvements.

 Net cash provided by financing activities during the nine-month period ended September 30, 2015 was $5,495,744, compared with $24,250,000 during the corresponding nine-month period ended September 30, 2014. During the nine-month period ended September 30, 2015, we borrowed $23,000,000 from our revolving credit facility under the Exit Financing Facility and repaid $15,718,750 toward our term loan under the Exit Financing Facility.

As of September 30, 2015, our cash balance was $25,283,350 compared with a cash balance of $39,975,287 at December 31, 2014. Also recorded in Restricted Cash is an amount of $66,243, which collateralizes letters of credit relating to our office leases.

At September 30, 2015, the Company’s debt consisted of $232,281,250 in term loans under the Exit Financing Facility.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. Seventeen vessels completed drydocking in the nine months ended September 30, 2015 and we incurred $9,680,582 in drydocking related costs. Six vessels completed drydocking in the nine months ended September 30, 2014 and we incurred $4,008,903 in drydocking related costs.

The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2) (in millions)
December 31, 2015	22	$0.65
March 31, 2016	66	$1.95
June 30, 2016	44	$1.30
September 30, 2016	88	$2.60

(1)Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.

(2)Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2015 and 2014

  (Unaudited)

	Three Months Ended		Nine Months Ended
	Successor	Predecessor	Successor	Predecessor
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenues, net of commissions	$29,127,482	$29,846,038	$78,116,020	$118,021,488

Voyage expenses	5,202,219	5,062,030	13,540,698	12,379,345
Vessel expenses	23,979,906	24,842,113	67,596,014	71,932,268
Charter hire expenses	1,248,649	-	3,697,745	-
Depreciation and amortization	11,284,454	19,611,354	32,739,674	58,042,662
General and administrative expenses	4,420,097	6,566,185	13,574,594	12,832,270
Loss on sale of vessel	-	-	5,696,675	-
Total operating expenses	46,135,325	56,081,682	136,845,400	155,186,545
Operating loss	(17,007,843)	(26,235,644)	(58,729,380)	(37,165,057)
Interest expense	3,048,180	12,312,139	9,197,163	60,466,686
Interest Income	-	(1,369)	(2,955)	(8,125)
Other expense	320,597	-	488,396	-
Reorganization expenses	-	7,311,240	-	15,483,981
Total other expense, net	3,368,777	19,622,010	9,682,604	75,942,542

Net loss	$(20,376,620)	$(45,857,654)	$(68,411,984)	$(113,107,599)

Weighted average shares outstanding:
Basic	37,639,352	19,172,717	37,602,316	17,785,290
Diluted	37,639,352	19,172,717	37,602,316	17,785,290

Per share amounts:
Basic net loss	$(0.54)	$(2.39)	$(1.82)	$(6.36)
Diluted net loss	$(0.54)	$(2.39)	$(1.82)	$(6.36)

Fleet Operating Data

	Three Months Ended		Nine Months Ended
	Successor	Predecessor	Successor	Predecessor
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Ownership Days	4,048	4,140	12,138	12,285
Chartered in Days	92	-	273	-
Available Days	4,080	4,083	12,049	12,143
Operating Days	3,996	4,001	11,750	11,934
Fleet Utilization	98.0%	98.0%	97.5%	98.3%

Condensed Consolidated Balance Sheets as of September 30, 2015 and December 31, 2014

 (Unaudited)

	Successor
	September 30, 2015	December 31, 2014
ASSETS:
Current assets:
Cash and cash equivalents	$25,283,350	$39,975,287
Accounts receivable	11,094,138	14,731,301
Prepaid expenses	1,555,719	3,212,930
Inventories	6,547,466	5,749,273
Investment	1,046,977	8,300,740
Other current assets	474,390	4,621,312
Total current assets	46,002,040	76,590,843
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $38,910,877 and $8,766,830, respectively	794,917,415	834,052,684
Other fixed assets, net of accumulated amortization of $135,962 and $118,232, respectively	170,506	230,805
Restricted cash	66,243	66,243
Deferred drydock costs	9,685,030	1,960,792
Deferred financing costs	464,786	550,753
Other assets	102,956	424,702
Total noncurrent assets	805,406,936	837,285,979
Total assets	$851,408,976	$913,876,822
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,364,800	$11,663,697
Accrued interest	342,416	531,918
Other accrued liabilities	9,539,398	9,142,229
Fair value below contract value of time charters acquired	1,401,799	1,648,740
Unearned charter hire revenue	2,223,731	2,389,595
Current portion of long-term debt	15,625,000	15,625,000
Total current liabilities	37,497,144	41,001,179
Noncurrent liabilities:
Long-term debt	212,586,273	204,106,928
Other liabilities	624,604	-
Fair value below contract value of time charters acquired	3,684,381	4,678,049
Total noncurrent liabilities	216,895,258	208,784,977
Total liabilities	254,392,402	249,786,156
Commitment and contingencies
Stockholders' equity:
Common stock, $.01 par value, 150,000,000 shares authorized, 37,639,352 and 37,504,541 shares issued and outstanding, respectively	376,394	375,045
Additional paid-in capital	676,975,876	675,264,349
Accumulated deficit	(80,100,712)	(11,548,728)
Accumulated other comprehensive loss	(234,984)	-
Total stockholders' equity	597,016,574	664,090,666
Total liabilities and stockholders' equity	$851,408,976	$913,876,822

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2015 and 2014

(Unaudited)

	Nine Months Ended
	Successor	Predecessor
	September 30, 2015	September 30, 2014
Cash flows from operating activities:
Net loss	$(68,551,984)	$(113,107,599)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation	30,783,330	55,670,788
Amortization of deferred drydocking costs	1,956,344	2,371,874
Amortization of deferred financing costs	85,967	16,278,544
Amortization of Debtor-In-Possession deferred financing costs	-	576,923
Amortization of discount on Exit Financing Facility	1,698,095	-
Amortization of fair value below contract value of time charter acquired	(1,240,609)	-
Payment-in-kind interest on debt	-	17,858,132
Loss on sale of vessel	5,696,675	-
Realized loss from investment	112,589	-
Allowance for accounts receivable	-	1,824,519
Non-cash compensation expense	2,998,382	765,339
Drydocking expenditures	(9,680,582)	(4,008,903)
Reorganization items, non cash	-	3,107,207
Changes in operating assets and liabilities:
Accounts receivable	3,637,163	(2,846,887)
Other current assets	4,468,668	(3,702,486)
Prepaid expenses	1,657,211	1,584,689
Inventories	(798,193)	(972,777)
Accounts payable	(3,298,897)	(826,763)
Accrued interest	(189,502)	(63,955)
Accrued interest subject to compromise	-	15,102,925
Other Accrued Liabilities	1,021,773	2,238,703
Unearned revenue	(165,864)	(2,944,853)
Net cash used in operating activities	(29,809,434)	(11,094,580)

Cash flows from investing activities:
Vessels and vessel improvements	(1,508,778)	(149,756)
Purchase of other fixed assets	(11,201)	(190,530)
Proceeds from sale of vessel	4,235,542	-
Proceeds from sale of investment	6,906,190	-
Net cash provided by/(used in) investing activities	9,621,753	(340,286)

Cash flows from financing activities:
Debtor-In-Possession Loan Facility	-	25,000,000
Proceeds from Revolver Loan	23,000,000	-
Fee paid to the lenders	(500,000)	-
Deferred financing costs	-	(750,000)
Repayment of Term Loan under the Exit Financing Facility	(15,718,750)	-
Cash used to settle net share equity awards	(1,285,506)	-
Net cash provided by financing activities	5,495,744	24,250,000

Net (decrease) / increase in cash and cash equivalents	(14,691,937)	12,815,134
Cash and cash equivalents at beginning of period	39,975,287	19,682,724
Cash and cash equivalents at end of period	$25,283,350	$32,497,858

We have employed all of our vessels in our operating fleet on time and voyage charters. The following table represents certain information about our revenue earning charters with respect to our operating fleet as of September 30, 2015:

Vessel	Year Built	Dwt	Charter Expiration	Daily Charter Hire Rate (1)

Avocet	2010	53,462	Oct 2015	$5,100

Bittern	2009	57,809	Nov 2015	$10,750

Canary	2009	57,809	Oct 2015	$5,250

Cardinal	2004	55,362	Oct 2015	$10,250

Condor	2001	50,296	Oct 2015	$7,000

Crane	2010	57,809	Oct 2015	Voyage

Crested Eagle	2009	55,989	Oct 2015	$5,850

Crowned Eagle	2008	55,940	Dec 2015	Voyage

Egret Bulker	2010	57,809	Nov 2015	$4,000 (2)

Falcon	2001	50,296	Oct 2015	$4,500

Gannet Bulker	2010	57,809	Oct 2015	$11,350

Golden Eagle	2010	55,989	Oct 2015	$6,000

Goldeneye	2002	52,421	Nov 2015	$13,500

Grebe Bulker	2010	57,809	Oct 2015	$4,500

Harrier	2001	50,296	Oct 2015	$5,200

Hawk I	2001	50,296	Oct 2015	$5,225

Ibis Bulker	2010	57,775	Oct 2015	$1,200 (3)

Imperial Eagle	2010	55,989	Oct 2015	$8,500 (4)

Jaeger	2004	52,248	Oct 2015	$5,200

Jay	2010	57,802	Oct 2015	$6,150

Kestrel I	2004	50,326	Oct 2015	$9,000

Kingfisher	2010	57,776	Oct 2015	$9,350

Kittiwake	2002	53,146	Oct 2015	$4,800

Martin	2010	57,809	Dec 2015	$1,650 (5)

Merlin	2001	50,296	Oct 2015	$6,300

Nighthawk	2011	57,809	Oct 2015	$5,150

Oriole	2011	57,809	Nov 2015	$7,000

Osprey I	2002	50,206	Oct 2015	$4,750

Owl	2011	57,809	Nov 2015	$7,500

Peregrine	2001	50,913	Oct 2015	$9,500

Petrel Bulker	2011	57,809	Oct 2015	$5,500

Puffin Bulker	2011	57,809	Oct 2015	$13,250

Redwing	2007	53,411	Oct 2015	$5,300

Roadrunner Bulker	2011	57,809	Nov 2015	$4,000

Sandpiper Bulker	2011	57,809	Oct 2015	$7,000

Shrike	2003	53,343	Oct 2015	$5,700

Skua	2003	53,350	Oct 2015	$11,500

Sparrow	2000	48,225	Oct 2015	$9,500

Stellar Eagle	2009	55,989	Oct 2015	$7,050

Tern	2003	50,200	Oct 2015	$9,750

Thrasher	2010	53,360	Nov 2015	$5,250

Thrush	2011	53,297	Oct 2015	$3,050

Woodstar	2008	53,390	Nov 2015	$5,600

Wren	2008	53,349	Oct 2015	$6,500

(1)

Upon conclusion of the previous charter as of September 30, 2015, the vessel will commence a short term charter for up to six months or a voyage charter. The time charter hire rates presented are gross daily charter rates before address and brokerage commissions, ranging from 1.25% to 5.50%, to third party ship brokers.

(2)	The vessel is contracted to continue the existing time charter at a charter rate of $8,000 after November 1, 2015.

(3)	The vessel is contracted to continue the existing time charter at a charter rate of $8,250 after November 5, 2015.

(4)	The vessel is contracted to continue the existing time charter at a charter rate of $10,000 after October 5, 2015.

(5)	The vessel is contracted to continue the existing time charter at a charter rate of $7,350 after December 9, 2015.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Chartered-in under operating lease days: The Company defines chartered-in under operating lease days as the aggregate number of days in a period during which the Company chartered-in vessels.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (NASDAQ: EGLE) is a US-based owner and operator of dry bulk vessels, providing its customers with reliable and responsible global transportation services for the carriage of bulk commodities including: coal, grain, iron ore, steel, cement, and forest products, among others. Our fleet currently totals 45 ships and is focused on the mid-size asset class, referred to as Supramax.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

     Company Contact:

     Adir Katzav

     Chief Financial Officer

     Eagle Bulk Shipping Inc.

     Tel. +1 212-785-2500

     Investor Relations / Media:

     Jonathan Morgan

     Perry Street Communications, New York

     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.